FOR IMMEDIATE RELEASE Contact for NexTier, Inc.: Contact for Eureka Financial Corp.:	Richard J. Krauland President and Chief Executive Officer (724) 548-9227 Edward F. Seserko President and Chief Executive Officer (412) 681-8400

NEXTIER, INC. AND EUREKA FINANCIAL CORP.
ANNOUNCE SHAREHOLDER APPROVAL OF MERGER

Butler, PA and Pittsburgh, PA, December 17, 2015 — NexTier, Inc. and Eureka Financial Corp. announced jointly today that Eureka Financial Corp.’s shareholders have overwhelmingly approved the previously announced merger of Eureka Financial Corp. with and into NexTier, Inc.  The merger is expected to be completed during the first quarter of 2016, subject to the receipt of all required regulatory approvals and the satisfaction of customary closing conditions.

About NexTier Inc.

NexTier Inc. serves the western Pennsylvania region with corporate offices in Kittanning. NexTier, Inc. includes NexTier Bank, NexTier Wealth Management, and ESS NexTier Insurance. NexTier Bank has 24 community offices throughout northern Allegheny, Butler and Armstrong counties. As of September 30, 2015, NexTier, Inc. reported total assets of $990.7 million, total deposits of $866.7 million and stockholders’ equity of $87.3 million. www.nextierbank.com

About Eureka Financial Corp.

Eureka Financial Corp., a savings and loan holding company headquartered in Pittsburgh, is the parent company of Eureka Bank. Eureka Bank is a community and retail oriented federal stock savings bank with two community offices in Allegheny County, and headquarters in Oakland (Pittsburgh). As of September 30, 2015, Eureka Financial Corp. reported total assets of $155.0 million, total deposits of $129.7 million and stockholders’ equity of $23.7 million. www.eurekabancorp.com

Special Note Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. All statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from forward-looking statements. These factors include, among others, the following: ability to obtain regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule; delay in closing the merger; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in our market area; changes in real estate market values in our market area; and changes in relevant accounting principles and guidelines. Additional factors are discussed under “Item 1A – Risk Factors” in Eureka Financial Corp.’s Annual Report on Form 10-K for the year ended September 30, 2014 filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.